Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of March 9, 2016 (the “Agreement Date”), is entered into by and between CBIZ, Inc., a Delaware corporation (the “Company”), and Steven L. Gerard (“Consultant”).

RECITALS

WHEREAS, the Company and Consultant are currently parties to that certain First Amended and Restated Employment Agreement, dated as of March 22, 2007 (the “Employment Agreement”), pursuant to which Consultant has served as the Chief Executive Officer of the Company;

WHEREAS, Consultant retired from employment with the Company effective as of March 9, 2016 (the “Effective Date”); and

WHEREAS, following Consultant’s retirement from employment, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Acknowledgements. The Company and Consultant acknowledge and agree that Consultant’s retirement from employment with the Company on the Effective Date will constitute a termination of employment by Consultant other than for Good Reason (as described under the Employment Agreement). The Company and Consultant further acknowledge and agree that Consultant’s retirement from employment with the Company on the Effective Date will not constitute a termination of employment by the Company without Cause (as described under the Employment Agreement) or a termination of employment by Consultant for Good Reason and will not give rise to any right of Consultant to receive severance compensation from the Company. The Company and Consultant also agree that the Employment Agreement shall automatically terminate upon Consultant’s retirement from employment with the Company; provided, that Section 10 of the Employment Agreement shall survive and continue in accordance with its terms.

2. Consulting Services.

(a) Capacity. The Company hereby retains Consultant on a non-exclusive basis with respect to the business of the Company and its subsidiaries for the purpose of assisting the Company’s Chief Executive Officer in matters related to special projects unrelated to Consultant’s role as a member of the Company’s Board of Directors in which Consultant’s assistance is requested by the Chief Executive Officer. Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such duties as may be mutually agreed upon by the Chief Executive Officer of the Company and Consultant.

(b) Term and Operation. This Agreement will commence on the Effective Date and shall continue until, and shall end on, May 16, 2019. This Agreement will terminate automatically on the death of Consultant.

(c) Compensation. In consideration of Consultant’s performance of the consulting services, during the term of this Agreement the Company will make a quarterly payment to Consultant in an amount equal to $6,250.00.

(d) Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and documented expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by Consultant in connection with this Agreement shall require the prior approval of the Chief Executive Officer of the Company. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Consultant’s lifetime and the lifetime of Consultant’s eligible dependents; (ii) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Consultant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

3. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Confidential Information. Except (i) as required in order to perform his obligations under this Agreement or (ii) as may otherwise be required by law or any legal process (in which case Consultant shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), Consultant shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Company’s or any of its affiliate’s Confidential Information at any time, without the prior permission of Company. For purposes of this Agreement, “Confidential Information” of the Company shall mean any valuable, competitively sensitive data and information related to the Company’s or any affiliate’s business (the “Business”), including, without limitation, Trade Secrets (as defined below), that are not generally known by or readily available to the Company’s or any affiliate’s competitors other than as a result of an improper disclosure directly or indirectly by Consultant. “Trade Secrets” shall mean information or data of the Company or any affiliate in connection with the Business, including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(b) Company Property. All records, files, drawings, documents, models, equipment, and the like containing Confidential Information or needed in the Business which Consultant has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Business or is in connection with Consultant’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Consultant’s services hereunder, or otherwise promptly after removal if such removal occurs following termination of services. The Company shall be the owner of all Trade Secrets and other products relating to the Business developed by Consultant alone or in conjunction with others as part of his services under this Agreement.

(c) Intellectual Property. In the scope of Consultant’s services under this Agreement, Consultant may be requested, alone or with others, to create, invent, enhance, and modify items which are or could be deemed to be Confidential Information. Consultant acknowledges and agrees that all of such information is intended to be, and will remain, the sole and exclusive property of the Company. In addition, Consultant agrees that any and all intellectual property that Consultant invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others in connection with his services under this Agreement and that is the result of or is substantially derived from Confidential Information (“Intellectual Property”) shall be the sole and exclusive property of the Company unless in the public domain. When the Consultant’s services under this Agreement terminate, he shall promptly and fully disclose all such Intellectual Property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company and shall fully cooperate with the Company to protect the business relationships of the Company and to insure that there will be no unreasonable interference or disruption of such business relationships.

(d) Non-Disparagement. Consultant acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company or any affiliate and any of their officers, directors, partners, employees, or agents thereof in either a professional or personal manner.

(e) Blue Pencil. If, at any time, the provisions of this Section 3 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 3 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Consultant and the Company agree that this Section 3 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(f) Acknowledgements. Consultant acknowledges that: (i) as a result of Consultant’s services under this Agreement, Consultant has obtained and will obtain Confidential Information; (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of this Agreement and thereafter, Consultant should divulge such Confidential Information in violation of the provisions of this Agreement; (iii) the nature of the Business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (iv) the Company will suffer substantial damage which will be difficult to compute if, during the term of this Agreement or thereafter, Consultant should compete with Company or solicit or interfere with the Company’s employees, clients or customers in violation of this Agreement; (v) the provisions of this Agreement are reasonable and necessary for the protection of the Business; (vi) Consultant will not be precluded from earning a living following his termination of this Agreement if the provisions of Section 3 are fully enforced; and (vii) the Company would not have entered into this Agreement unless Consultant agreed to be bound by the terms of Section 3.

(g) Remedy. Should Consultant engage in or perform any of the acts prohibited by this Section 3, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Consultant and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such volatile acts.

4. Independent Contractor. During the term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.

5. Survival. Subject to any limits on applicability contained therein, Section 3 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

7. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that Section 10 of the Employment Agreement shall survive and continue in accordance with its terms.

8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

9. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

10. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. Consultant agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CBIZ, INC.

By:	/s/ Jerome P. Grisko, Jr.
	Name:	Jerome P. Grisko, Jr.
	Title:	President

/s/ Steven L. Gerard
Consultant

6